Exhibit 99.1

Voyager Oil & Gas, Inc. Announces Agreement with Slawson Exploration to Commence Drilling Program Targeting the Niobrara Formation.

BILLINGS, MONTANA — June 28, 2010 — Voyager Oil & Gas, Inc. (OTCBB: VYOG.OB), today announced that it has signed an exploration and development agreement with Slawson Exploration Company, Inc. to develop Slawson’s 48,000 net acres in the Denver-Julesberg Basin Niobrara Formation in Weld County, Colorado in close proximity to several high-rate producers.

Slawson will commence the continuous drilling program in early July 2010 with an initial series of three test wells expected to be completed by October 2010.  Subject to the results of these wells, Slawson expects to commence a continuous drilling program targeting 57 additional locations in the prospect that will be drilled throughout 2011.

Voyager purchased a 50% working interest in the approximately 48,000 acre block for $7.5 million and will participate on a heads-up basis on all wells drilled, as well as participate for its proportionate working interest in all additional acreage acquired in an Area of Mutual Interest consisting of all of Weld and Laramie Counties.  Voyager will fund the purchase price and initial drilling commitments out of cash on hand and cash flows from current production.  Voyager remains fully funded through 2010 with no debt and approximately $12.5 million of cash on hand.

J.R. Reger, CEO of Voyager Oil & Gas, Inc., commented, “We are very excited to be working with Slawson in the D-J Basin.  Slawson’s rich history of success in the Rockies, its reputation for drilling efficient and effective wells, and its excellent geoscience department make them an ideal partner to explore this exciting play.  We believe this joint venture gives Voyager the ability to vastly increase our net well position in an emerging oil resource play with an excellent cost of entry and a top-level operator.  We believe this asset complements our other positions in the Williston Basin and allows us to continue to leverage our low cost structure and competitive leasing advantage into yet another exciting oil play.”

According to state records, EOG Resources’ Jake well, a horizontal Niobrara discovery in Colorado’s Weld County in close proximity to the Voyager acreage, flowed an average 1,750 barrels of oil and 360,000 cubic feet of gas per day for its first eight days on production in October 2009. The Jake produced more than 50,000 barrels of oil in its first 90 days.

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About Voyager Oil & Gas

Voyager Oil & Gas, Inc. is an exploration and production company based in Billings, Montana.  Voyager’s primary focus is oil shale resource prospects in the continental United States.  Voyager currently controls approximately 147,000 net acres in the following five primary prospect areas:

•                  24,000 core net acres targeting the Bakken formation in North Dakota and Montana.

•                  24,000 net acres targeting the Niobrara formation in Colorado and Wyoming;

•                  640 net acres targeting a Red River prospect in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  65,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report, such as statements regarding our business strategy and prospects, are forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. Important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which our company conducts business; fluctuations in commodities prices, particularly oil and natural gas; competition in obtaining rights to explore oil and gas reserves; and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.

Investor Relations Contact:

The WSR Group

Gerald Kieft

772-219-7525

http://www.wallstreetresources.net/voyager.asp